Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Adam Grossberg
rfisher@webmd.net	agrossberg@webmd.net
212-624-3817	212-624-3790

WebMD Announces First Quarter Financial Results

Revenue Increased 19%, Adjusted EBITDA Increased 56%

New York, NY (April 30, 2014)—WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced financial results for the first quarter.

“WebMD’s first quarter results reflect momentum across our business, driven by increased adoption of our multiscreen offerings,” said David Schlanger, Chief Executive Officer, WebMD. “The strength of our brands and products, highly engaged audiences, and our ability to demonstrate meaningful ROI to our advertising and sponsorship customers enabled WebMD to further fortify its leadership position during the quarter.”

Financial Highlights

For the three months ended March 31, 2014:

•	Revenue was $133.8 million, compared to $112.8 million in the prior year period, an increase of 19%. Public portal advertising and sponsorship revenue was $109.2 million compared to $93.4 million in the prior year period. Private portal services revenue was $24.6 million compared to $19.3 million in the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) was $33.3 million, compared to $21.3 million in the prior year period, an increase of 56%.

•	Net income was $6.3 million or $0.15 per diluted share, compared to net loss of $(1.5) million or $(0.03) per diluted share in the prior year period.

Traffic Highlights

Traffic to the WebMD Health Network during the first quarter reached an average of 174 million unique users per month generating 3.5 billion page views for the quarter, increases of 32% and 26%, respectively, from the prior year period.

Balance Sheet Highlights

During the first quarter, WebMD utilized approximately $65 million in cash to repurchase approximately 1.5 million shares of its common stock under its stock repurchase program. As of

March 31, 2014, WebMD had: approximately $778 million in cash and cash equivalents; $952 million in aggregate principal amount of convertible notes outstanding; and approximately 39.4 million shares of its common stock outstanding (including approximately 1.1 million unvested shares of restricted stock).

Increase in Stock Repurchase Program

WebMD announced today that the amount available under its existing stock repurchase program was increased by $30 million. Under the repurchase program, WebMD may repurchase shares from time to time in the open market, through block trades or in private transactions, depending on market conditions and other factors.

Since the end of the first quarter, WebMD has utilized approximately $31.2 million in cash to repurchase approximately 780,000 shares of its common stock. Including the increase in the repurchase program announced today, approximately $44 million remains available under the repurchase program.

Financial Guidance

Consistent with the commentary provided with the release of its preliminary results on April 14, 2014, WebMD has raised the lower end of the previously provided guidance ranges for 2014 revenue, Adjusted EBITDA and net income.

Today, WebMD issued guidance for the second quarter of 2014:

•	Revenue is expected to be approximately $137 million to $140 million, an increase of approximately 9% to 12% from the prior year period.
•	Adjusted EBITDA is expected to be approximately $35.5 million to $37.5 million, an increase of approximately 21% to 28% from the prior year period.
•	Net income is expected to be approximately $7.5 million to $8.5 million.

A schedule summarizing the Company’s financial guidance is attached to this press release.

Mr. Schlanger added, “We expect to deliver revenue and earnings growth in 2014 while investing to best position WebMD to realize future growth opportunities.”

Analyst and Investor Conference Call

WebMD will hold a conference call with investors and analysts at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicineHealth, RxList, Medscape Education and other owned WebMD sites.

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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; and the benefits expected from new or expected contracts with customers, new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and other factors affecting their use of our services, including regulatory matters affecting their products and services; our ability to deploy new or updated services and to create new or enhanced revenue streams from those services; our ability to attract and retain qualified personnel; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings and this press release is intended to be read in conjunction with information contained in those filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

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WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.

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